PERSONAL AND CONFIDENTIAL

August 5, 2010

Salary.com, Inc.
160 Gould Street
Needham, MA

Attention: Bryce Chicoyne

Dear Sirs:

In connection with the consideration by Kenexa Corporation (the “Company”) of a possible negotiated transaction (the “Possible Transaction”) with you, you agree to treat any information, whether written or oral, concerning the Company or any of its subsidiaries, affiliates or divisions (whether prepared by the Company, its advisors or otherwise) that is furnished to you by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth. The term “Evaluation Material” includes, without limitation, that certain letter from the Company dated August 6, 2010 which sets forth the terms of the Final Offer (as such term is defined therein), all notes, analyses, compilations, Excel spread sheets, data, reports, studies, interpretations or other documents furnished to you or your Representatives (as defined below) or prepared by you or your Representatives to the extent such materials reflect or are based upon, in whole or in part, the Evaluation Material. The term “Evaluation Material” does not include information that (a) is or becomes available to you on a nonconfidential basis from a source other than the Company or its Representatives; provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, or (c) has been or is independently developed by you or your Representatives without the use of the Evaluation Material or in violation of the terms of this letter agreement. For purposes of this letter agreement the term “Representatives” shall include your Affiliates and your and your Affiliates’ (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended) directors, officers, employees, attorneys, accountants, financial advisors and other professional representatives.

You hereby agree that the Evaluation Material will be kept confidential and used solely for the purpose of evaluating and negotiating the Possible Transaction between the Company and you and your Affiliates; provided, however, that the Evaluation Material may be disclosed (i) to your Representatives who need to know such information for the sole purpose of evaluating and negotiating a Possible Transaction, and (ii) as the Company may otherwise consent in writing. All such Representatives shall (A) be informed by you of the confidential nature of the Evaluation Material, (B) agree to keep the Evaluation Material strictly confidential, and (C) be advised of the terms of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties to this letter agreement. You agree to be responsible for any breaches of any of the provisions of this letter agreement by any of your Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to such breach).

You hereby acknowledge that you and your Representatives are aware that the Evaluation Material contains material, non-public information concerning the Company and you hereby agree that you, your Representatives may not purchase or sell any securities of the Company while in possession of such information.

Unless required by law, you will not, and will direct your Representatives not to, disclose to any person (including any governmental agency, authority or official or any third party) either the fact that discussions or negotiations are taking place concerning the Possible Transaction or any of the terms, conditions or other facts with respect to the Possible Transaction, including the status thereof or that Evaluation Material has been made available to you.

Notwithstanding the foregoing, in the event you or any of your Representatives receive a request or are required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Evaluation Materials, you or your Representatives, as the case may be, agree to (a) immediately notify the Company of the existence, terms and circumstances surrounding such request, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request, and (c) assist the Company, at the Company’s expense, in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, (i) you or your Representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Materials which you or your Representatives are advised by counsel is legally required to be disclosed, and you or your Representatives shall exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Materials, and (ii) you or your Representatives shall not be liable for such disclosure, unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by you or your Representatives not permitted by this letter agreement.

Upon the Company’s demand, you shall either promptly (a) destroy the Evaluation Material and any copies thereof, or (b) return to the Company all Evaluation Material and any copies thereof, and, in either case, confirm in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement. It is understood that information in an intangible or electronic format containing Evaluation Materials cannot be removed, erased or otherwise deleted from archival systems (also known as “computer or system back-ups”) but that such information will continue to be protected under the confidentiality requirements contained in this Agreement and you and such Representatives shall continue to be bound by the obligations of confidentiality hereunder. Notwithstanding the foregoing, you and your Representatives may retain one copy of any work product prepared by you or them that contains Evaluation Material to the extent necessary or advisable pursuant to applicable legal or regulatory requirements; provided that you and such Representatives shall continue to be bound by the obligations of confidentiality hereunder.

You acknowledge and agree that money damages may not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by you or your Representatives and that the Company may be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and each party further agrees to waive, and use its best efforts to cause its Affiliates and Representatives to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies may not be the exclusive remedies for a breach of this letter agreement, but may be in addition to all other remedies available at law or in equity.

You agree that unless and until a definitive agreement between the Company and you with respect to the Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to any transaction by virtue of this or any written or oral expression with respect to any transaction by any of its Representatives except, in the case of this letter agreement, for the matters specifically agreed to herein, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction. For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by you.  The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you, expressly so modifying or waiving such agreement.

No failure or delay by the Company or any of its Representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by an officer of the Company or other authorized person on its behalf.

The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Chancery Courts in the State of Delaware and the United States District Court for the District of the State of Delaware for any action, suit or proceeding arising out of or relating to this letter agreement or the proposed transaction, and agree not to commence any action, suit or proceeding related thereto except in such courts.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.  One or more counterparts of this letter agreement may be delivered by telecopier or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

Very truly yours,

Kenexa Corporation

By:	/s/ Archie L. Jones, Jr.
Name: Archie L. Jones, Jr.
Title: Vice President, Business Development

Confirmed and Agreed to:

SALARY.COM, INC.

By:	/s/ Bryce Chicoyne
Name: Bryce Chicoyne
Title: CFO

Date: August 5, 2010